CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Sky Quarry Inc.

We hereby consent to the inclusion in the Regulation A Offering of our report dated August 25, 2023, with respect to the consolidated financial statements of Sky Quarry Inc. and subsidiaries as of December 31, 2022 and 2021, and for each of the years then ended.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Tanner LLC

Lehi, Utah

January 25, 2024